                                                                     EXHIBIT 2.1








                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF APRIL 1, 1998

                                     AMONG

                     ASPECT TELECOMMUNICATIONS CORPORATION

                         VENUS ACQUISITION CORPORATION

                                      AND

                              VOICETEK CORPORATION

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----
ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.1 Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.2 Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.3 Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.4 Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
ARTICLE II - CONVERSION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 2.1 Conversion of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 2.2 Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 2.3 Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 2.4 Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 2.5 No Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         Section 2.6 Accounting Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF TARGET  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         Section 3.1 Organization of Target and its Subsidiaries  . . . . . . . . . . . . . . . . . . . . .  7
         Section 3.2 Target Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         Section 3.3 Authority; No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . .  9
         Section 3.4 Financial Statements; Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . 10
         Section 3.5 Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         Section 3.6 Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . 13
         Section 3.7 Title and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Section 3.8 Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Section 3.9 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Section 3.10 Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Section 3.11 Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Section 3.12 Orders, Commitments and Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         Section 3.13 Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         Section 3.14 Labor Difficulties; No Discrimination . . . . . . . . . . . . . . . . . . . . . . . . 21
         Section 3.15 Trade Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         Section 3.16 Insider Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         Section 3.17 Employees, Independent Contractors and Consultants  . . . . . . . . . . . . . . . . . 23
         Section 3.18 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         Section 3.19 Payables; Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         Section 3.20 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         Section 3.21 Governmental Authorizations and Regulations . . . . . . . . . . . . . . . . . . . . . 24
         Section 3.22 Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Section 3.23 Compliance with Environmental Requirements  . . . . . . . . . . . . . . . . . . . . . 24
         Section 3.24 Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Section 3.25 Takeover Statutes Inapplicable  . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Section 3.26 Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Section 3.27 Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Section 3.28 Target Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

                                TABLE OF CONTENTS
                                   (continued)



         Section 3.29 Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.30 Notice of Meeting to Target Stockholders  . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.31 Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.32 Year 2000 Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.33 Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.34 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB . . . . . . . . . . . . . . . . . . . . . .  27
         Section 4.1 Organization of Acquiror and Sub . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 4.2 Authority; No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . .  27
         Section 4.3 Commission Filings; Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 4.4 Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 4.5 Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 4.6 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
ARTICLE V - PRECLOSING COVENANTS OF TARGET  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.1 Approval of Target Stockholders; Other Filings . . . . . . . . . . . . . . . . . . . .  29
         Section 5.2 Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 5.3 Operation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 5.4 Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 5.5 Satisfaction of Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 5.6 Other Negotiations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
ARTICLE VI - PRECLOSING AND OTHER COVENANTS OF ACQUIROR AND SUB . . . . . . . . . . . . . . . . . . . . . .  34
         Section 6.1 Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 6.2 Reservation of Acquiror Common Stock . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 6.3 Satisfaction of Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 6.4 Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 6.5 Offer Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
ARTICLE VII - OTHER AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.1 Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.2 No Public Announcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.3 Regulatory Filings; Consents; Reasonable Efforts . . . . . . . . . . . . . . . . . . .  35
         Section 7.4 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 7.5 Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 7.6 Letters of Transmittal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 7.7 FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 7.8 HSR Act Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 7.9 Target Stock Options and Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 7.10 Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 7.11 Subordinated Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
ARTICLE VIII - CONDITIONS TO MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 8.1 Conditions to Each Party's Obligation to Effect the Merger.  . . . . . . . . . . . . .  37

                                TABLE OF CONTENTS
                                   (continued)


         Section 8.2 Additional Conditions to Obligations of Acquiror and Sub . . . . . . . . . . . . . . .  38
         Section 8.3 Additional Conditions to Obligations of Target . . . . . . . . . . . . . . . . . . . .  39
ARTICLE IX - TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 9.1 Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 9.2 Effect of Termination; Break-Up Fees . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 9.3 Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
ARTICLE X - ESCROW AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 10.1 Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 10.2 Escrow Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 10.3 Escrow Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 10.4 Claims Upon Escrow Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 10.5 Objections to Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 10.6 Resolution of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 10.7 Stockholders' Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 10.8 Actions of the Stockholders' Agents . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 10.9 Claims for Specified Breaches . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 10.10 Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 10.11 Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 10.12 Distribution of Earnings on Escrow Consideration . . . . . . . . . . . . . . . . . .  47
ARTICLE XI - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 11.1 Survival of Representations and Covenants . . . . . . . . . . . . . . . . . . . . . .  47
         Section 11.2 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 11.3 Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 11.4 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 11.5 Entire Agreement; No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . .  49
         Section 11.6 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 11.7 Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 11.8 Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 11.9 Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 11.10 Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 11.11 Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

EXHIBITS

EXHIBIT A        -  VOTING AND STOCK OPTION AGREEMENT
EXHIBIT B        -  LETTER OF TRANSMITTAL
EXHIBIT C        -  ESCROW AGREEMENT
EXHIBIT D        -  SUBJECT MATTER OF OPINION OF COUNSEL TO TARGET
EXHIBIT E        -  SUBJECT MATTER OF OPINION OF COUNSEL TO ACQUIROR

SCHEDULES

A        - Target Stockholders Executing Voting and Stock Option Agreements
7.1      - Persons Executing Waivers of Option Acceleration

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER dated as of April 1, 1998 (this "AGREEMENT"), is entered into by and among Aspect Telecommunications Corporation, a California corporation ("ACQUIROR"), Venus Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("SUB"), and Voicetek Corporation, a Massachusetts corporation ("TARGET").

                                   RECITALS:

         A. The Boards of Directors of Acquiror, Sub and Target deem it advisable and in the best interests of each corporation and the respective stockholders that Acquiror acquire Target;

         B. The acquisition of Target shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Target, Target will become a wholly-owned subsidiary of Acquiror (the "MERGER"), and among other things, the outstanding shares of Common Stock, $.01 par value, of Target (the "TARGET COMMON STOCK"), the outstanding shares of Preferred Stock, $.01 par value, of Target (the "TARGET PREFERRED STOCK") (collectively, with Target Common Stock, the "TARGET CAPITAL STOCK") and the outstanding warrants of Target (the "TARGET WARRANTS") (which Target Warrants will be exercised immediately prior to the Closing) shall be converted into the right to receive cash in the amounts and on the terms set forth herein;



         C. As a condition and inducement to Acquiror's willingness to enter into this Agreement, certain Target stockholders described on the attached Schedule A have, concurrently with the execution of this Agreement, executed and delivered Voting and Stock Option Agreements in the form attached hereto as Exhibit A (the "VOTING AND STOCK OPTION AGREEMENTS"), pursuant to which such stockholders have, among other things, agreed to vote their shares of Target capital stock in favor of the Merger, granted to Acquiror the right to acquire their shares of Target capital stock in certain circumstances and agreed to grant Acquiror irrevocable proxies to vote such shares; and

         D. As a further condition and inducement of Acquiror's willingness to consummate the Merger, stockholders of Target will execute and deliver letters of transmittal in the form attached hereto as Exhibit B (the "LETTERS OF TRANSMITTAL"), pursuant to which the stockholders will surrender their Target Capital Stock for cash and pursuant to which the stockholders have agreed to indemnify Acquiror for certain matters under certain circumstances.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger (the "ARTICLES OF MERGER") in such mutually acceptable form as is required by the relevant provisions of the Massachusetts Business Corporation Law ("MASSACHUSETTS LAW") and the Delaware General Corporation Law ("DGCL") shall be duly executed and delivered by the parties hereto and thereafter delivered to the Secretaries of State of the Commonwealth of Massachusetts and State of Delaware for filing on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the due and valid filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts or at such time thereafter as is provided in the Articles of Merger (the "EFFECTIVE TIME"). The date of the Effective Time shall be the "EFFECTIVE DATE".

         Section 1.2 Closing. The closing of the Merger (the "CLOSING") will take place at 11:00 a.m., Massachusetts time, on a date to be specified by Acquiror and Target, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in
Article VIII (other than the delivery of the officers' certificates referred to therein) (the "CLOSING DATE"), at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts 02110 unless another date, time or place is agreed to in writing by Acquiror and Target.

         Section 1.3      Effects of the Merger.

                 (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Target (Sub and Target are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and Target following consummation of the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Articles of Organization of Target shall be the Articles of Organization of the Surviving Corporation and (iii) the Bylaws of Target as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                 (b) Following the Effective Time, the purpose of the Surviving Corporation shall be to carry on the business of the Company as conducted prior to the Effective Time. The Surviving Corporation shall only be authorized to issue 1,000 shares of common stock, par value $.01 per share.

                 (c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Massachusetts Law. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

         Section 1.4 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Capital Stock or capital stock of Sub:

                 (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.01 par value, of the Surviving Corporation.

                 (b) Cancellation of Acquiror-Owned and Target-Owned Stock. Any shares of Target Capital Stock that are owned by Acquiror, Sub, Target or any other direct or indirect wholly-owned Subsidiary (as defined below) of Acquiror or Target shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                 (c)      Conversion of Target Common Stock.

                          (i)     The outstanding Target Preferred Stock and
Target Warrants will be converted into (or exercised for, in the case of Target Warrants) Target Common Stock prior to the Effective Time. The exercise price of the Target Warrants may be paid in whole (assuming sufficient amounts per the terms of the Target Warrants) or in part by the cancellation of a portion of outstanding long-term subordinated debt and prepayment charges, premiums or penalties associated therewith. Subject to Sections 2.2 and 2.4, each issued and outstanding share of Target Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares as defined in and to the extent provided in Section 2.3) shall be converted into the right to receive, in cash, the Per Share Consideration (as defined below) per share of Target Common Stock, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such share in the manner provided in Section 2.4. All such shares of Target Common Stock, when so converted, shall no longer be outstanding and shall automatically be retired and cease to exist, and each holder of a certificate representing any such shares of Target Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Consideration therefor upon the surrender of such certificate in accordance with Section 2.4, without interest, or in the case of Dissenting Shares, the right, if any, to receive payment from the Surviving Corporation of the fair value of such shares of Target Common Stock as determined in accordance with Massachusetts Law.

                          (ii)    The "PER SHARE CONSIDERATION" shall be
determined by dividing (x) $85,750,000, less (A) the amount by which the total amount of Target and its Subsidiaries' borrowed money or other debt (other than accounts payable, accrued debt or deferred revenue), and capitalized leases at the Effective Time exceeds $5,600,000 (not including Target's outstanding long term subordinated debt and prepayment charges, premiums or other penalties paid by Acquiror per subsection (B) below, (B) the amount used by Acquiror to repay Target's and its Subsidiaries' outstanding long term subordinated debt, including any prepayment charges, premiums or other penalties, which amount will be paid simultaneously with the Closing, (C) the amount by which Target's and its Subsidiaries' investment banking, legal and accounting fees and expenses exceed the amounts set forth in the proviso in Section 9.3, and (D) the amount of any liquidation preference, dividend preference or other like payment on the Target Preferred Stock (as adjusted, the "MERGER CONSIDERATION") by (y) the sum of (A) the total number of shares of Target Common Stock issued and outstanding at the Effective Time, plus (B) the total number of shares of Target Common Stock issuable upon conversion of all shares of Target Preferred Stock issued and outstanding at the Effective Time, plus (C) the total number of shares of Target Common Stock issuable upon exercise for cash of Target Options (as defined in Section 2.1(d)) outstanding at the Effective Time, whether vested or unvested, plus (D) the total number of shares of Target Common Stock issuable upon exercise of the Target Warrants (as defined in Section 2.1(d)) (to the extent unexercised).

                 (d) Target Stock Options and Target Warrants. At the Effective Time, all then outstanding options, whether vested or unvested, ("TARGET OPTIONS") to purchase Target Common Stock issued under Target's 1992 Stock Option Plan, 1996 Stock Option Plan, 1996 Stock Option Plan for Non-Employee Directors and Clerk, as amended January 14, 1998, and 1998 Stock Option Plan for Non-Employee Directors and Clerk (each individually a "TARGET OPTION PLAN" and collectively the "TARGET OPTION PLANS") that by their terms survive the Closing will be assumed by Acquiror in accordance with Section 7.9. All of the Target Options issued and outstanding as of the date of this Agreement are listed on Schedule 3.2 of the Target Disclosure Schedule attached hereto. An updated Schedule 3.2 of Target Options shall be delivered by Target to Acquiror on the Closing Date. Additionally, prior to the Effective Time, each Target Warrant will be exercised for Target Common Stock.

         Section 2.2 Escrow Agreement. At the Effective Time, Acquiror will deposit a portion of the cash component of the Merger Consideration equal to $7,000,000 into escrow. Such amount shall be held in escrow on behalf of the persons who are the holders of Target Common Stock, Target Preferred Stock and Target Warrants immediately prior to the Effective Time (the "FORMER TARGET STOCKHOLDERS"), on a pro rata basis, in accordance with each such Former Target Stockholders' percentage ownership ("PRO RATA PORTION") of Target Common Stock immediately prior to the Merger (assuming conversion of all Target Preferred Stock and Target Warrants to Target Common Stock). Such amount (the "ESCROW CONSIDERATION") shall be held as security for the Former Target Stockholders' indemnification obligations under Article

X, pursuant to the provisions of the Letters of Transmittal and the escrow agreement (the "ESCROW AGREEMENT") to be executed pursuant to Section 7.5.

         Section 2.3      Dissenting Shares.

                 (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock or Target Preferred Stock held by a holder who has exercised such holder's dissenter's rights in accordance with Massachusetts Law, and who, as of the Effective Time, has not effectively withdrawn or lost such dissenter's rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the Per Share Consideration pursuant to Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Massachusetts Law.

                 (b) Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Target Common Stock or Target Preferred Stock who demands his dissenter's rights with respect to such shares under Section 2.1 shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the shares under Massachusetts Law, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Per Share Consideration as provided in Sections 2.1(c) and 2.2, without interest, upon surrender of the certificate or certificates representing such shares.

                 (c) Target shall give Acquiror (i) prompt notice of any written demands for payment with respect to any shares of capital stock of Target pursuant to Massachusetts Law, withdrawals of such demands, and any other instruments served pursuant to Massachusetts Law and received by Target or its Subsidiaries and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter's rights under Massachusetts Law. Target shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for dissenter's rights with respect to Target Common Stock or Target Preferred Stock or offer to settle or settle any such demands.

         Section 2.4      Exchange of Certificates.

                 (a) Exchange Agent. Prior to the Closing Date, Acquiror shall appoint an exchange agent reasonably satisfactory to Acquiror and Target (the "EXCHANGE AGENT") to serve as such in the Merger. The parties agree that Acquiror may serve as its own exchange agent in the Merger if the Acquiror so desires.

                 (b) Acquiror to Provide Cash. As of the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, cash issuable pursuant to Section 2.1 that shall be exchanged for outstanding shares of Target Common Stock (such cash being hereafter referred to as the "EXCHANGE FUND").

                 (c) Exchange Procedures. Acquiror shall use its best efforts to cause prior to the Effective Time, the Exchange Agent or mail to each holder of record of an outstanding certificate or certificates ("CERTIFICATES") which represented shares of Target Capital Stock which shares are being converted into Per Share Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in the form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration. Upon surrender of the Certificate for cancellation to the Exchange Agent or such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, the Per Share Consideration. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Target Capital Stock that is not registered in the transfer records of Target, the appropriate Per Share Consideration may be delivered to a transferee if the Certificate representing such Target Capital Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Agreement, each Certificate shall be deemed at all times after the Effective Time to represent the right to receive upon such surrender, the Per Share Consideration but shall have no other right; provided, however, that customary and appropriate certifications, indemnities and bonds allowing exchange against lost or destroyed Certificates shall be provided; and provided further that nothing in this Agreement shall require Acquiror to make a cash payment to any holder of Target Capital Stock who shall fail to surrender a Certificate representing such shares or the certification, indemnities and bonds relating to a lost Certificate. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Target Capital Stock for the Per Share Consideration and any other cash, dividends or distributions delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. Promptly following the date that is six (6) months after the Effective Date, the Exchange Agent shall return to the Acquiror the remaining portion of the Exchange Fund in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Any Former Target Stockholders who have not theretofore complied with this Article II shall thereafter look only to Acquiror for payment of their Per Share Consideration and any other cash, dividends and other distributions payable and/or issuable upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without interest thereon (subject to applicable abandoned property, escheat and similar laws). Nothing in this Agreement shall limit Hutchins, Wheeler & Dittmar, A Professional Corporation, in its capacity as Target's transfer agent and registrar for a period of forty-five days following the Effective Date, from issuing replacement Certificates for lost or destroyed Certificates to stockholders of record of Target at the Effective Time, upon presentation of customary and appropriate certifications and indemnities allowing exchange against such lost or destroyed Certificates. Following such forty-five day period, Former Target Stockholders must comply with the other provisions of this Section 2.4 for exchange of their Certificates.

         Section 2.5 No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.6 Accounting Consequences. It is intended by the parties hereto that the Merger be treated for accounting purposes as a purchase transaction.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET

         Target and its Subsidiaries represent and warrant to Acquiror and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Target to Acquiror on or before the date of this Agreement (the "TARGET DISCLOSURE SCHEDULE"). The Target Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and disclosure in any section shall be deemed disclosure for all sections of Article III, provided that the relation of a given disclosure to another section is made with reasonable particularity and the relation between the disclosure and the related section is reasonably clear (for example: disclosure of a contract by name under a particular section does not mean that contents of such contract are disclosed for all purposes). All representations and warranties of Target and its Subsidiaries in this Article III are qualified by a time limit such that the representations and warranties are given only for the time period during which applicable statutes of limitations do not bar assessments of Damages for breach thereof.

         Section 3.1 Organization of Target and its Subsidiaries. Target and its Subsidiaries are corporations duly organized, validly existing and in good corporate standing under the laws of their respective jurisdiction of incorporation (as listed on Schedule 3.1), have the requisite corporate power to own, lease and operate their property and to carry on their businesses as now being conducted, and are duly qualified or licensed to do business and are in good standing as foreign corporations in each jurisdiction in which the nature of their businesses or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could result in a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), prospects, or results of operations of Target or its Subsidiaries (a "MATERIAL ADVERSE EFFECT"). Target's Subsidiaries are not engaged in any active trade or business and have no assets or liabilities. The Target Disclosure Schedule contains a true and complete listing of the locations of all offices or facilities of Target and its Subsidiaries and a true and complete list of all states in which Target and its Subsidiaries maintain any employees. The Target Disclosure Schedule contains a true and complete list of all states in which Target and its Subsidiaries are duly qualified or licensed to transact business as a foreign corporation.

         Section 3.2      Target Capital Structure.

                 (a) The authorized and issued capital stock of Target is as set forth on Schedule 3.2. As of the date of this Agreement, all of the shares of Target Common Stock issued and outstanding are validly issued, fully paid and nonassessable, all of the shares of Preferred Stock issued and outstanding (collectively, the "TARGET PREFERRED STOCK") are validly issued, fully paid and nonassessable, and all of the Target Preferred Stock is which are convertible into Target Common Stock with no liquidation preference, dividend payments, or other additional consideration accruing to the Target Preferred Stock by virtue of this transaction. As of the date of this Agreement, there are (i) warrants to purchase up to 191,327 shares of Target Common Stock (collectively, the "TARGET WARRANTS"); (ii) 6,857,994 shares of Target Common Stock reserved for future issuance upon conversion of the Target Preferred Stock and upon exercise of the Target Warrants; (iii) 1,069,019 shares of Target Common Stock reserved for future issuance pursuant to Target Options granted and outstanding under the Target Option Plans; and (iv) 80,000 shares of Target Common Stock reserved for issuance upon exercise of options available to be granted in the future under the Target Option Plans. There is no accrued or declared by unpaid dividend or other amount payable on any shares of Target Preferred Stock following its conversion into Target Common Stock or Target Common Stock. All shares of Target Preferred Stock will be converted into Target Common Stock prior to the Closing. The issued and outstanding shares of Target Common Stock and of each series of Target Preferred Stock are held of record by the stockholders of Target as set forth and identified in the stockholder list attached as Schedule 3.2(a) of the Target Disclosure Schedule. The issued and outstanding Target Options are held of record by the option holders as set forth and identified in the option holder list provided to Acquiror or its representatives. No Target Common Stock or Target Preferred Stock is subject to repurchase by Target or its Subsidiaries in the event the holder thereof ceases to be employed by Target or its Subsidiaries. The issued and outstanding Target Warrants are held of record by the warrantholders as set forth and identified in the warrantholder list provided to Acquiror or its representatives. All shares of Target Common Stock and Target Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All shares of Target Common Stock subject to issuance upon the exercise of Target Options and Target Warrants, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Target Common Stock, Target Preferred Stock and outstanding Target Options and Target Warrants (collectively "TARGET SECURITIES") were issued in compliance with applicable federal and state securities laws. Except as set forth in the Target Disclosure Schedule, there are no obligations, contingent or otherwise, of Target or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Target Common Stock or Target Preferred Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. An updated Schedule 3.2(a) of the Target Disclosure Schedule reflecting changes permitted by this Agreement in the capitalization of Target and its Subsidiaries between the date hereof and the Effective Time shall be delivered by Target to Acquiror on the Closing Date.

                 (b) Except as set forth in this Section 3.2, there are no equity securities of any class or series of Target or its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Target or its Subsidiaries is a party or by which it is bound obligating Target or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Target or its Subsidiaries or obligating Target or its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither Target nor its Subsidiaries is in discussion, formal or informal, with any person or entity regarding the issuance of any form of additional equity of Target or its Subsidiaries that has not been issued or committed to prior to the date of this Agreement.
Except as provided in this Agreement and the other Transaction Documents (as defined in Section 3.3(a)) or any transaction contemplated hereby or thereby there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of Target or its Subsidiaries (i) to which the Company is a party, or (ii) to the knowledge of the Company, otherwise.

                 (c) All Target Options have been issued in accordance with the terms of the Target Option Plans and pursuant to the standard forms of option agreement previously provided to Acquiror or its representatives. Neither Target nor its Subsidiaries has plans, arrangements or commitments of any kind to alter the terms of any Target Options, including without limitation any stock option repricing or other exchange programs. No option will by its terms require an adjustment in connection with the Merger. Neither the consummation of the transactions contemplated by this Agreement or the other Transaction Documents nor any action taken by Target or its Subsidiaries in connection with such transactions will result in (i) any acceleration of vesting in favor of any optionee under any Target Option; (ii) any additional benefits for any optionee under any Target Option; or (iii) the inability of Acquiror after the Effective Date to exercise any right or benefit held by Target or its Subsidiaries prior to the Effective Time with respect to any Target Option assumed by Acquiror, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Acquiror of Target Options in accordance with
Section 7.9 hereunder will not (i) give the optionees additional benefits which they did not have under their options prior to such assumption (after taking into account the existing provisions of the options, such as their respective exercise prices and vesting schedules) or (ii) constitute a breach of the Target Option Plans or any agreement entered into pursuant to such plans.

         Section 3.3      Authority; No Conflict; Required Filings and
Consents.

                 (a) Target has all requisite corporate power and authority to enter into this Agreement and all Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders under the provisions of Massachusetts Law and Target's Articles of Organization. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Target. This Agreement and each of the Transaction Documents to which Target is a party constitutes, and each of the Transaction Documents to which Target will become a party when executed and delivered by Target will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of Target, enforceable against Target in accordance with their respective terms. For purposes of this Agreement, "TRANSACTION DOCUMENTS" means all documents or agreements required to be delivered by any party under this Agreement including the Articles of

Merger, the Escrow Agreement, the Voting and Stock Option Agreements, the Irrevocable Proxies and the Letters of Transmittal.

                 (b) The execution and delivery by Target of this Agreement and the Transaction Documents to which it is or will become a party does not and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Organization or Bylaws of Target or its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Target or its Subsidiaries is a party or by which it or any of its properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or its Subsidiaries or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Target or its Subsidiaries.

                 (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Target or its Subsidiaries in connection with the execution and delivery of this Agreement or of any other Transaction Document to which it is or will become a party or the consummation of the transactions contemplated by this Agreement or such Transaction Document or the continuation of the business activities of Target or its Subsidiaries following consummation of the Merger without a Material Adverse Effect, except for (i) the filing of the Articles of Merger with the Massachusetts and Delaware Secretaries of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could be expected to have a Material Adverse Effect on Target or its Subsidiaries.

         Section 3.4      Financial Statements; Absence of Undisclosed
Liabilities.

                 (a) Target has delivered to Acquiror copies of Target's unaudited balance sheet as of February 28, 1998, (the "MOST RECENT BALANCE SHEET") and statements of operations, stockholders' equity and cash flow for the two month period then-ended (together with the Most Recent Balance Sheet, the "TARGET INTERIM FINANCIALS") and the audited balance sheets as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity and cash flows for the fiscal year ended December 31, 1996 and the fiscal year ended December 31, 1997, respectively (collectively, the "TARGET FINANCIAL STATEMENTS").

                 (b) The Target Financial Statements are complete and in accordance with the books and records of Target and present fairly in all material respects the financial position, results of operations and cash flows of Target as of their historical dates and for the periods indicated, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of notes required under generally accepted accounting principles which adjustments and notes were not, and will not be, material. The Target Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. The reserves, if any, reflected on the Target Financial Statements are adequate in light of the contingencies with respect to which they were made.

                 (c) Neither Target nor its Subsidiaries has any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Most Recent Balance Sheet. All debts, liabilities, and obligations incurred after the date of the Most Recent Balance Sheet were incurred in the ordinary course of business, and are usual and normal in amount and not material both individually and in the aggregate to Target's or its Subsidiaries' businesses.

         Section 3.5      Tax Matters.

                 (a) For purposes of this Section 3.5 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                          (i)     The term "TAXES" shall mean all taxes,
however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, ozone depleting chemicals taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

                          (ii)    The term "RETURNS" shall mean all reports,
estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                 (b) All Returns required to be filed by or on behalf of Target and its Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Target and its Subsidiaries under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Most Recent Balance Sheet, and no other Taxes are payable by Target or its Subsidiaries with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Target and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Target or its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Target or its Subsidiaries are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent Balance Sheet. Neither Target nor its Subsidiaries has at any time been (i) a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns, or (ii) a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired.

                 (c) The amount of Target's and its Subsidiaries' liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Most Recent Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Most Recent Balance Sheet, and the Most Recent Balance Sheet reflects proper accrual in accordance with generally accepted accounting principles applied on a basis consistent with prior periods of all liabilities for Taxes payable after the date of the Most Recent Balance Sheet attributable to transactions and events occurring prior to such date. No liability for Taxes has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

                 (d) Acquiror has been furnished by Target and its Subsidiaries with true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target and its Subsidiaries relating to Taxes, and
(ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including Target and its Subsidiaries for all periods since January 1, 1990. Neither Target nor its Subsidiaries does business in or derives income from any state other than states for which Returns have been duly filed and furnished to Acquiror.

                 (e) The Returns of or including Target and its Subsidiaries have not been audited by a government or taxing authority since January 1, 1990, nor is any such audit in process, pending or, to Target's knowledge, threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and neither Target nor its Subsidiaries has received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid. Neither Target nor its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Target or its Subsidiaries or any of its respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target or its Subsidiaries. Target and its Subsidiaries have disclosed on their respective federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                 (f) Neither Target nor its Subsidiaries is, nor has it ever been, a party to any tax sharing agreement.

                 (g) Neither Target nor its Subsidiaries is, nor has it been, a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Acquiror is not required to withhold tax by reason of Section 1445 of the Code. Neither Target nor its Subsidiaries is a "consenting corporation" under Section 341(f) of the Code. Neither Target nor its Subsidiaries has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Target or its Subsidiaries pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Neither Target nor its Subsidiaries has agreed to, nor is it required to make any adjustment under Code Section 481(a) by reason of, a change in accounting method. Neither Target nor its Subsidiaries is, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. Target and its Subsidiaries are in compliance with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

                 (h) The Target Disclosure Schedule sets forth accurate and complete information regarding Target's and its Subsidiaries' net operating losses for federal and each applicable state tax purposes. Neither Target nor its Subsidiaries has net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code.

         Section 3.6 Absence of Certain Changes or Events. Since December 31, 1997, neither Target nor its Subsidiaries has:

                 (a) suffered any Material Adverse Effect (provided, however, that Material Adverse Effect for this purpose shall exclude the impact of events directly related to announcement of the Merger by Acquiror in accordance with Section 7.2 of this Agreement on Target's business);

                 (b) suffered any damage, destruction or loss, whether covered by insurance or not, that has resulted, or could be reasonably expected to result, in a Material Adverse Effect on Target or its Subsidiaries;

                 (c) granted or agreed to make any increase in the compensation payable or to become payable by Target or its Subsidiaries to its officers or, in the ordinary course of business consistent with prior practice, to its non-officer employees;

                 (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Target or its Subsidiaries or declared any direct or indirect redemption, retirement, purchase or other acquisition by Target or its Subsidiaries of such shares;

                 (e) modified or amended the terms of any Target Option Plans, Target Options or Target Warrants;

                 (f) issued any shares of capital stock of Target or its Subsidiaries or any warrants, rights, options or entered into any commitment relating to the shares of Target or its Subsidiaries, except for the issuance of shares of Target capital stock pursuant to the exercise of Target Options and Target Warrants listed in the Target Disclosure Schedule and the conversion of outstanding Target Preferred Stock;

                 (g) made any change in the accounting methods or practices it follows, including without limitation reserve practices, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

                 (h) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property;

                 (i) sold, assigned, transferred, licensed (except in the ordinary course of business consistent with prior practice), or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset;

                 (j) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or;

                 (k) made any capital expenditure or commitment individually or in the aggregate in excess of $50,000;

                 (l) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates (as defined in Section 3.16), officers, directors or stockholders or any affiliate or associate of any of the foregoing;

                 (m) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the Target Disclosure Schedule; or

                 (n)      agreed to take any action described in this Section
3.6 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

         Section 3.7 Title and Related Matters. Target and its Subsidiaries have good and marketable title to their respective properties, interests in properties and assets, real and personal, used in or necessary for the operation of the businesses of Target and its Subsidiaries, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable. The equipment of Target and its Subsidiaries used in the operation of their respective businesses is, taken as a whole, (i) adequate for the business conducted by Target and its Subsidiaries and (ii) in good operating condition and repair, ordinary wear and tear excepted. All real or personal property leases to which Target and its Subsidiaries are parties are valid, binding, enforceable against Target and effective in accordance with their respective terms. To the knowledge of Target, there is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default. The Target Disclosure Schedule contains a description of all personal property with an individual net book value in excess of $25,000 and real property leased or owned by Target and its Subsidiaries, describing their respective interests in said property. True and correct copies of Target's and its Subsidiaries' respective real property and personal property leases have been provided to Acquiror or its representatives.

         Section 3.8      Intellectual Property.

                          (a)     Target and its Subsidiaries own, or are
licensed or otherwise possess legally enforceable rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the businesses of Target and its Subsidiaries as currently conducted ("INTELLECTUAL PROPERTY").

                          (b)     Schedule 3.8(b) of the Target Disclosure
Schedule lists (i) all patents and patent applications and all trademarks, trade names and service marks, copyrights and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target or its Subsidiaries are parties and pursuant to which any person is authorized to use any Intellectual Property and (iii) all licenses, sublicenses and other agreements as to which Target or its Subsidiaries are parties and pursuant to which Target or its Subsidiaries is authorized to use any third party Intellectual Property ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in, are or form a part of any current or proposed product of Target or its Subsidiaries. Neither Target nor its Subsidiaries is in violation of any license, sublicense or agreement described in Schedule 3.8(b) of the Target Disclosure Schedule. The execution and delivery of this Agreement by Target and the consummation of the transactions contemplated hereby will not cause Target or its Subsidiaries to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Schedule 3.8(b) of the Target Disclosure Schedule, Target and its Subsidiaries are the sole and exclusive owners or licensees of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and have sole and exclusive rights thereto (and are not contractually obligated to pay any compensation to any third party in respect thereof).

                          (c)     Except as set forth in Schedule 3.8(c) of the
Target Disclosure Schedule, to Target's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or its Subsidiaries any trade secret or any Intellectual Property right of any third party to the extent licensed by or through Target or its Subsidiaries, by any third party, including any employee or former employee of Target or its Subsidiaries. Neither Target nor its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, reseller agreements or OEM agreements arising in the ordinary course of business.

                          (d)     Neither Target nor its Subsidiaries is nor
will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                          (e)     All patents, registered trademarks, service
marks and copyrights held by Target and its Subsidiaries are valid and subsisting and there is no assertion or claim challenging the validity of any Intellectual Property of Target. Neither Target nor its Subsidiaries has been named in any action, suit or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. Neither the conduct of the business of Target or its Subsidiaries as currently conducted, nor the manufacture, sale, licensing or use of any of the products of Target or its Subsidiaries as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by Target or its Subsidiaries of any products currently in development, infringes on or conflicts with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party. All registered trademarks, service marks and copyrights held by Target and its Subsidiaries are valid and subsisting. To Target's knowledge, no third party is challenging the ownership by Target or its Subsidiaries, or the validity or effectiveness of, any of the Intellectual Property. Neither Target nor its Subsidiaries has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending or, to Target's knowledge, threatened, interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Target or its Subsidiaries, except such as may have been commenced by Target or its Subsidiaries. Neither Target nor its Subsidiaries has publicly disclosed any Intellectual Property that is the subject of a pending patent application filed by Target or its Subsidiaries prior to one year before the date of filing of such patent application. There is no breach or violation of or, to Target's knowledge, threatened, or actual loss of rights under any license agreement to which Target or its Subsidiaries is a party.

                          (f)     Target and its Subsidiaries have secured
valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target and its Subsidiaries do not already own by operation of law.

                          (g)     Target and its Subsidiaries have taken all
commercially reasonable steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("CONFIDENTIAL INFORMATION"). Target and its Subsidiaries have a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Target's or its Subsidiaries' standard forms (copies of which have been provided to Acquiror) and all current and former employees, consultants and independent contractors of Target and its Subsidiaries have executed such an agreement. All use, disclosure or appropriation of Confidential Information embodied in or related to the current products of, or products currently under development by Target or its Subsidiaries and owned by Target or its Subsidiaries by or to a third party has been pursuant to the terms of a written agreement between Target or its Subsidiaries and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target or its Subsidiaries has been pursuant to the terms of a written agreement between Target or its Subsidiaries and the owner of such Confidential Information, or is otherwise lawful.

         Section 3.9      Employee Benefit Plans.

                 (a) The Target Disclosure Schedule lists, with respect to Target and its Subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with Target and its Subsidiaries (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c),
(m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code
Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and its Subsidiaries and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Target or its Subsidiaries as to which (with respect to any of items (i) through (v) above) any potential liability is borne by Target or its Subsidiaries (together, the "TARGET EMPLOYEE PLANS").

                 (b) Target has delivered to Acquiror or its representatives a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of any Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax- qualified status of any Target Employee Plan subject to Code Section 401(a).

                 (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Target, its Subsidiaries and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in default, under or violation of, and have no knowledge of any default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target, its Subsidiaries nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all contributions required to be made by Target, its Subsidiaries or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and
(vii) no Target Employee Plan is covered by, and neither Target, its Subsidiaries nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target or its Subsidiaries is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target, its Subsidiaries nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of ERISA.

                 (d) With respect to each Target Employee Plan, Target and its Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder.

                 (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, its Subsidiaries or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider.

                 (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, its Subsidiaries or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Target Financial Statements.

         Section 3.10 Bank Accounts. The Target Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Target or its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         Section 3.11     Material Contracts.

                          (a)     Schedule 3.11 of the Target Disclosure
Schedule contain a list of all contracts and agreements to which Target or its Subsidiaries are parties and that are material to the business, results of operations or condition (financial or otherwise) of Target or its Subsidiaries (such contracts, agreements and arrangements as are required to be set forth in Section 3.11(a) of the Target Disclosure Schedule being referred to herein collectively as the "MATERIAL CONTRACTS"). Material Contracts shall include, without limitation, the following:

                                  (i)      each contract and agreement (other
than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than one year or less) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Target or its Subsidiaries under the terms of which Target or its Subsidiaries: (A) paid or otherwise gave consideration of more than $50,000 in the aggregate during the fiscal year ended December 31, 1997, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the fiscal year ending December 31, 1998, (C) is likely to pay or otherwise give consideration of more than $50,000, in the aggregate over the remaining term of such contract or (D) cannot be canceled by Target or its Subsidiaries without penalty or further payment of less than $50,000;

                                  (ii)     each customer contract and agreement
(other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of one year or less) to which Target or its Subsidiaries are parties which (A) involved consideration of more than $50,000 in the aggregate during the fiscal year ended December 31, 1997, (B) is likely to involve consideration of more than $50,000 in the aggregate during the fiscal year ending December 31, 1998, (C) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract or (D) cannot be canceled by Target or its Subsidiaries without penalty or further payment of less than $50,000;

                                  (iii)    (A) all distributor, manufacturer's
representative, broker, franchise, agency and dealer contracts and agreements to which Target or its Subsidiaries are parties (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which Target or its Subsidiaries are parties which: (x) involved consideration of more than $50,000 in the aggregate during the fiscal year ended December 31, 1997, (y) are likely to involve consideration of more than $50,000 in the aggregate during the fiscal year ending December 31, 1998 or (z) are likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract;

                                  (iv)     all management contracts with
independent contractors or consultants (or similar arrangements) to which Target or its Subsidiaries are parties and which (A) involved consideration of more than $50,000 in the aggregate during the fiscal year ended December 31, 1997, (B) are likely to involve consideration of more than $50,000 in the aggregate during the fiscal year ending December 31, 1998 or (C) are likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract;

                                  (v)      all contracts and agreements
(excluding routine checking account overdraft agreements involving petty cash amounts) under which Target or its Subsidiaries have created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Target or its Subsidiaries have imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

                                  (vi)     all contracts and agreements that
limit the ability of Target or its Subsidiaries or, after the Effective Time, Acquiror, the Surviving Corporation or any of their affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                                  (vii)    all contracts and agreements between
or among Target or its Subsidiaries, on the one hand, and any affiliate of Target or its Subsidiaries (other than a wholly-owned subsidiary), on the other hand;

                                  (viii)   all contracts and agreements to
which Target or its Subsidiaries are parties under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

                                  (ix)     all other contracts or agreements
(A) which are material to Target or its Subsidiaries or the conduct of their respective businesses, (B) the absence of which would have a Material Adverse Effect on Target or its Subsidiaries or (C) which are believed by Target or its Subsidiaries to be of unique value even though not material to the businesses of Target or its Subsidiaries.

                          (b)     Each of Target's or its Subsidiaries'
licenses, each Material Contract and each other material contract or agreement of Target or its Subsidiaries which would have been required to be disclosed in
Schedule 3.11 of the Target Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement of Target. Neither Target nor its Subsidiaries is in default of and to the best of Target's knowledge, no other party is in default of, any Target license or Material Contract; none of the Target licenses or Material Contracts has been canceled by Target or its Subsidiaries or by any other party; neither Target nor its Subsidiaries is in receipt of any claim of default under any such agreement; and neither Target nor its Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Target and its Subsidiaries have furnished Acquiror with true and complete copies of all such agreements, together with all amendments, waivers or other changes thereto.

         Section 3.12 Orders, Commitments and Returns. All accepted arrangements entered into by Target and its Subsidiaries for, and all agreements, contracts, or commitments for the purchase of supplies by Target and its Subsidiaries, were made in the ordinary course of business. To the knowledge of Target, no outstanding purchase or outstanding lease commitment of Target and its Subsidiaries is in excess of the normal, ordinary and usual requirements of its business or was made at any price (on both a per unit and aggregate basis) materially in excess of the current market price at the time made, or contains terms and conditions materially more onerous to Target and its Subsidiaries than those usual and customary in the industry. There are no oral contracts or arrangements for the sale of any product or service by Target or its Subsidiaries.

         Section 3.13 Compliance With Law. Target and its Subsidiaries and the operation of their respective businesses are in compliance in all material respects with all applicable laws and regulations. Neither Target nor its Subsidiaries nor, to Target's knowledge, any of their respective employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Neither Target nor its Subsidiaries has participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Target and its Subsidiaries have complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

         Section 3.14     Labor Difficulties; No Discrimination.

                 (a) Neither Target nor its Subsidiaries is engaged in any unfair labor practice and is not in violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There is no unfair labor practice complaint against Target or its Subsidiaries actually pending or, to the knowledge of Target, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of Target, threatened against Target or its Subsidiaries. To the knowledge of Target, no union organizing activities are taking place with respect to the respective businesses of Target or its Subsidiaries. No grievance, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Target, no claims therefor exist. No collective bargaining agreement that is binding on Target or its Subsidiaries restricts either Target or its Subsidiaries from relocating or closing any of its operations. Neither Target nor its Subsidiaries has experienced any work stoppage or other labor difficulty.

                 (b) Since January 1, 1992, there is and has not been any claim against Target or its Subsidiaries, or to Target's knowledge, threatened against Target or its Subsidiaries, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor to the knowledge of Target or its Subsidiaries, is there any basis for any such claim.

                 (c) There are no pending claims against Target or its Subsidiaries under any workers compensation plan or policy or for long term disability. Neither Target nor its Subsidiaries has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of Target, threatened, between Target or its Subsidiaries and any of their respective employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Target or its Subsidiaries.

         Section 3.15 Trade Regulation. All of the prices charged by Target and its Subsidiaries in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened in writing against Target or its Subsidiaries with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Target's and its Subsidiaries' knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

         Section 3.16 Insider Transactions. To the knowledge of Target, no affiliate ("AFFILIATE") as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") of Target or its Subsidiaries has any interest in any equipment or other property, real or personal, tangible or intangible, including, without limitation, any Target Proprietary Rights or any creditor, supplier, customer, manufacturer, agent, representative, or distributor of Target Products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

         Section 3.17 Employees, Independent Contractors and Consultants. The Target Disclosure Schedule lists and describes all past (since January 1,
1996) and all currently effective written or, to Target's knowledge, oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Target or its Subsidiaries are parties. True and correct copies of all such written agreements have been provided to Acquiror or its representatives. All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law. All salaries and wages paid by Target and its Subsidiaries are in compliance in all material respects with applicable federal, state and local laws. Also shown on the Target Disclosure Schedule are the names, positions and salaries or rates of pay, including bonuses, of all persons presently employed by Target and its Subsidiaries.

         Section 3.18 Insurance. The Target Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance currently or previously held by Target and its Subsidiaries, and all claims made by Target and its Subsidiaries under such policies. To the knowledge of Target, neither Target nor its Subsidiaries have done anything, either by way of action or inaction, that might invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds in all material respects. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         Section 3.19 Payables; Accounts Receivable. All accounts payable and notes payable by Target and its Subsidiaries to third parties as of the date hereof arose, and as of the Closing, will have arisen, in the ordinary
course of business.   All vendors to Target and its Subsidiaries have been
paid in accordance with Target's and its Subsidiaries' arrangements with their vendors. Subject to any reserves set forth in the Most Recent Balance Sheet, the accounts receivable shown on the Most Recent Balance Sheet represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Most Recent Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the receivables.

         Section 3.20 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or its Subsidiaries or any of their respective properties or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Target or its Subsidiaries, or, to the knowledge of Target, any of its respective directors or officers (in their capacities as such).

To Target's knowledge, no circumstances exist that could reasonably be expected to result in a claim against Target or its Subsidiaries as a result of the conduct of Target's or its Subsidiaries' respective businesses (including, without limitation, any claim of infringement of any intellectual property right).

         Section 3.21 Governmental Authorizations and Regulations. Target and its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target and its Subsidiaries currently operate or hold any interest in any of their respective properties or
(ii) that is required for the operation of Target's or its Subsidiaries' respective businesses or the holding of any such interest, and all of such authorizations are in full force and effect.

         Section 3.22 Subsidiaries. Except for the Subsidiaries listed in the Target Disclosure Schedule, neither Target nor its Subsidiaries owns or controls (directly or indirectly) any capital stock, bonds or other securities of, and has no proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and Neither Target nor its Subsidiaries controls (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

         Section 3.23 Compliance with Environmental Requirements. Target and its Subsidiaries have obtained all material permits, licenses and other authorizations which are required under federal, state and local laws applicable to Target and its Subsidiaries and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes or which are intended to assure the safety of employees, workers or other persons. Target and its Subsidiaries are in compliance in all material respects with all terms and conditions of all such permits, licenses and authorizations. There are no conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Target and its Subsidiaries, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste, or relating to the safety of employees, workers or other persons.

         Section 3.24 Corporate Documents. Target and its Subsidiaries have furnished to Acquiror or its representatives: (a) copies of their respective Articles of Organization and Bylaws, as amended to date; (b) copies of their respective minute books containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (c) copies of all material permits, orders, and consents issued by any regulatory agency with respect to Target and its Subsidiaries, or any securities of Target and its Subsidiaries, and all applications for such permits, orders, and consents; and (d) copies of the stock transfer books of Target and its Subsidiaries setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Target and its Subsidiaries are complete and accurate, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

         Section 3.25 Takeover Statutes Inapplicable. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "TAKEOVER STATUTE") is applicable to Target or its Subsidiaries, the Per Share Consideration, the Merger Consideration, the Merger or any of the other transactions contemplated by this Agreement. Target has heretofore delivered to Acquiror a complete and correct copy of the resolutions of the Board of Directors of Target approving the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement the provisions of Chapters 110C and 110F of the Massachusetts Corporation-Related Laws to the extent, if any, that such statutes are applicable to such transactions and this Agreement. On or prior to the date hereof, Target has taken all corporate action necessary to cause the restrictions set forth in Chapters 110D and 110E of the Massachusetts Corporation-Related Laws to be inapplicable to the Merger and other similar transactions involving Target and its stockholders.

         Section 3.26 Brokers and Finders. Except for BancAmerica Roberston Stephens and the fees payable by Target to such firm described in an engagement letter dated December 8, 1997, a complete and correct copy of which has been provided to Acquiror on or prior to the date hereof, neither Target nor its Subsidiaries has employed any broker or finder or incurred any liability for any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

         Section 3.27 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the 12-month period preceding the date hereof, and no supplier of Target or its Subsidiaries, has canceled or otherwise terminated, or made any written threat to Target or its Subsidiaries to cancel or otherwise terminate its relationship with Target or Subsidiaries, or has at any time on or after December 31, 1997 decreased materially its services or supplies to Target or its Subsidiaries in the case of any such supplier, or its usage of the services or products of Target or its Subsidiaries in the case of such customer, and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or its Subsidiaries or to decrease materially its services or supplies to Target or its Subsidiaries or its usage of the services or products of Target or its Subsidiaries, as the case may be. Neither Target nor its Subsidiaries has knowingly breached, so as to provide a benefit to Target or its Subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier or Target or its Subsidiaries.

         Section 3.28 Target Action. The Board of Directors of Target, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of Target and its stockholders, (ii) approved the Merger and this Agreement in accordance with the provisions of Massachusetts Law and (iii) directed that this Agreement and the Merger be submitted to Target stockholders for their approval and resolved to recommend that Target stockholders vote in favor of the approval of this Agreement and the Merger.

         Section 3.29 Offers. Target and its Subsidiaries have suspended or terminated, and have the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions (as defined in Section 5.6) with parties other than Acquiror.

         Section 3.30 Notice of Meeting to Target Stockholders. Stockholders of Target will be sent certain documentation including a Notice of Meeting and this Agreement (with exhibits thereto) in connection with the meeting of Target stockholders to consider the Merger (the "TARGET STOCKHOLDERS MEETING") and in connection with a written consent of stockholders of Target. Information contained in such documentation shall not, on the date such information is first mailed to Target stockholders, at the time of the Target Stockholders Meeting, or effective time of a written consent of stockholders and at the Effective Time, contain any statement which is false with respect to any material fact. If at any time prior to the Effective Time any event of information should be discovered by Target or its Subsidiaries which should be set forth in an amendment to any of the foregoing documents, Target shall promptly inform Acquiror and Sub and shall communicate such information to the Target stockholders in an appropriate manner. Notwithstanding the foregoing, Target does not make any representation, warranty or covenant with respect to any information supplied by Acquiror or Sub which is contained in any of the foregoing documents.

         Section 3.31 Products. There are no defects in the design or technology embodied in any product which Target or its Subsidiaries markets or has marketed in the past that materially impair or are likely to impair materially the intended use of the product or materially injure any consumer of the product or third party. Target has delivered to Acquiror copies of its warranty policies and all outstanding warranties or guarantees relating to any of Target's or its Subsidiaries' products other than warranties or guarantees implied by law. Target is not aware of any claims asserting (a) any damage, loss or injury cased by any product or (b) any breach of any express or implied product warranty or any other similar claim with respect to any product other than standard warranty obligations made by seller in the ordinary course of business.

         Section 3.32 Year 2000 Compliance. Target represents and warrants that Target's or its Subsidiaries' Generations 4.0 product, including, without limitation, any time-and-date related codes, data entry features and internal subroutines thereof, (a) automatically accommodate the change in date from December 31, 1999 to January 1, 2000 without negatively affecting the performance of Target's or its Subsidiaries' products, and (b) accurately accept, reflect, and calculate all dates that are relevant to the performance of Target's or its Subsidiaries' products (collectively "YEAR 2000 COMPLIANCE"); provided that such performance is substantially dependent upon the Year 2000 Compliance of the products of Target's customers.

         Section 3.33 Inventory. All inventory of Target and its Subsidiaries reflected in the Most Recent Balance Sheet or thereafter acquired by Target or its Subsidiaries prior to the

Closing Date is or will be owned by Target or its Subsidiaries free and clear of liens or encumbrances of any kind. All items to be delivered to Target or its Subsidiaries for inventory after the Closing Date that are subject to purchase commitments outstanding at the Closing Date consist of items that are or upon delivery will be good and merchantable and of a quality and quantity presently usable and saleable in the ordinary course of business. The inventory is not stated on the Most Recent Balance Sheet in an amount greater than the estimated net realizable value thereof.

         Section 3.34 Disclosure. No statement by Target or its Subsidiaries contained in this Agreement, its exhibits and schedules nor in any of the certificates or documents, including any of the Transaction Documents, delivered or required to be delivered by Target or its Subsidiaries_ to Acquiror or Sub under this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Target has disclosed to Acquiror all material information of which it is aware relating specifically to the operations and business of Target and its Subsidiaries as of the date of this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

         Acquiror and Sub represent and warrant to Target that, except as disclosed in Acquiror's Report on Form 10-K for the year ended December 31, 1997, Annual Report to Shareholders for the year ended December 31, 1997 and Proxy Statement for Acquiror's Annual Meeting of Shareholders to be held May 14, 1998, the statements contained in this Article IV are true and correct.

         Section 4.1 Organization of Acquiror and Sub. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

         Section 4.2      Authority; No Conflict; Required Filings and
Consents.

                 (a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents.
The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Acquiror and Sub. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Acquiror and Sub.

This Agreement and each of the Transaction Documents to which Acquiror or Sub is a party constitutes, and each of the Transaction Documents to which Acquiror or Sub will become a party when executed and delivered by Acquiror or Sub will constitute, the valid and binding obligation of Acquiror or Sub, enforceable in accordance with its terms.



                 (b) The execution and delivery by Acquiror or Sub of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not,
(i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Acquiror or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation filed as an exhibit to an Acquiror Commission Report, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Sub or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

                 (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Articles of Merger with the Massachusetts and Delaware Secretaries of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (iii) such filings as may be required under the HSR Act, and
(iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could be expected to have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

         Section 4.3      Commission Filings; Financial Statements.

                 (a) Acquiror has filed with the Securities and Exchange Commission (the "COMMISSION") and made available to Target or its representatives all forms, reports and documents required to be filed by Acquiror with the Commission since January 1, 1997 (collectively, the "ACQUIROR COMMISSION REPORTS"). The Acquiror Commission Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Acquiror Commission Reports or necessary in order to make the statements in such Acquiror Commission Reports, in the light of the circumstances under which they were made, not misleading.

                 (b) Each of the financial statements (including, in each case, any related notes) contained in the Acquiror Commission Reports (except to the extent amended or superseded by a later filing), and each of the financial statements (and any related notes) included in any Acquiror Commission Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly presented the consolidated financial position of Acquiror and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year- end adjustments which were not or are not expected to be material in amount.

         Section 4.4 Financing. Acquiror and Sub possess sufficient cash funds to enable them to acquire all of the issued and outstanding Target Stock pursuant to the Merger and to pay all fees and expenses payable by Acquiror and Sub related to the transactions contemplated by this Agreement.

         Section 4.5 Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         Section 4.6 Disclosure. No statement by Acquiror or Sub contained in this Agreement, its exhibits and schedules nor in any of the certificates or documents, including any of the Transaction Documents, delivered or required to be delivered by Acquiror or Sub to Target under this Agreement, when taken and read together with any Acquiror Commission Reports filed in 1998, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                   ARTICLE V

                         PRECLOSING COVENANTS OF TARGET

         Section 5.1      Approval of Target Stockholders; Other Filings.
Prior to the Closing Date and at the earliest practicable date following the date hereof, Target will either hold a stockholders' meeting for the purpose of seeking approval of this Agreement, the Merger and related matters or obtain the unanimous written consent of its stockholders in lieu of such stockholders' meeting. Stockholders will be advised that the Board of Directors has unanimously approved the transaction and will recommend to the stockholders of Target that they approve this Agreement and the Merger and the Board of Directors shall use its best efforts to obtain the approval of the stockholders of Target entitled to vote on or consent to this

Agreement and the Merger in accordance with Massachusetts law and Target's Articles of Organization. As promptly as practicable after the date of this Agreement, Target and Acquiror will prepare any filings or documents required under applicable state law, the Exchange Act, the Securities Act or any other Federal, foreign or state securities or blue sky laws relating to the Merger and the transactions contemplated by this Agreement. The foregoing documents will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the foregoing documents, Target or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement, and/or mailing to stockholders of Target, such amendment or supplement.

         Section 5.2 Advice of Changes. Target will promptly advise Acquiror in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate.

         Section 5.3 Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Target and its Subsidiaries agrees (except to the extent that Acquiror shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other obligations (including without limitation accounts payable) when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, collect its accounts receivable, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target shall promptly notify Acquiror of any event or occurrence not in the ordinary course of business of Target or its Subsidiaries. Except as expressly contemplated by this Agreement, neither Target nor its Subsidiaries shall, without the prior written consent of Acquiror:

                 (a) Accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any employee stock plan or agreements or authorize cash payments in exchange for any Target Option or any options granted under any of such plans except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement and disclosed in the Target Disclosure Schedule and except as contemplated by
Section 7.1 hereof;

                 (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

                 (c) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of (A) shares of Target Common Stock issuable upon exercise of Target Options or Target Warrants, which are outstanding on the date of this Agreement, (B) shares of Target Common Stock issuable upon conversion of shares of Target Preferred Stock, or (C) Target Options to purchase up to 30,000 shares of Target Common Stock to be issued in the ordinary course to certain employees of Target hired between December 31, 1997 and the Effective Date, or (ii) the repurchase of shares of Common Stock from terminated employees pursuant to the terms of outstanding stock restriction or similar agreements;

                 (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

                 (e) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Target or its Subsidiaries, except in the ordinary course of business;

                 (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in accordance with past practices,
(ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                 (g) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, provided that any write-off is no larger than the specific reserve related thereto;

                 (h) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

                 (i) Amend or propose to amend its Articles of Organization or Bylaws;

                 (j) Incur or commit to incur any capital expenditures in excess of $100,000 in the aggregate or in excess of $100,000 as to any individual matter;

                 (k) Lease, license (except in the ordinary course of business consistent with prior practice) , sell, transfer or encumber or permit to be encumbered any asset, Target Intellectual Property or other property associated with the business of Target or its Subsidiaries (including sales or transfers to Affiliates of Target or its Subsidiaries);

                 (1) Enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business;

                 (m) Fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

                 (n) Change accounting methods, including without limitation reserve practices;

                 (o) Amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

                 (p) Loan any amount to any person or entity, or guaranty or act as a surety for any obligation;

                 (q) Waive or release any material right or claim, except in the ordinary course of business;

                 (r) Make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or its Subsidiaries, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target or its Subsidiaries, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability of Target, its Subsidiaries or Acquiror;

                 (s) Do anything that would cause there to be a Material Adverse Effect with respect to Target or its Subsidiaries;

                 (t) Enter into any agreement in which the obligation of Target or its Subsidiaries exceeds $100,000 or shall not terminate or be subject to termination for convenience within 180 days following execution other than in the ordinary course of business consistent with prior practice;

                 (u) Enter into any agreement not in the ordinary course of business (including without limitation any material licenses, any OEM agreements, any exclusive agreements of any kind, or any agreements providing for obligations that would extend beyond six months of the date of this Agreement);

                 (v) Repay any of its long term subordinated indebtedness (except that such debt and all or part of any prepayment charge, premium or penalty may be canceled in connection with the exercise of the Target Warrants); or

                 (w) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (v) above, or any action which is reasonably likely to make any of Target's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

         Section 5.4 Access to Information. Until the Closing, Target shall allow Acquiror and its agents reasonable access during normal business hours upon reasonable notice to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Target shall cause its accountants to cooperate with Acquiror and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

         Section 5.5 Satisfaction of Conditions Precedent. Target will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.2, and Target will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement. Target shall use its best efforts to obtain any and all consents necessary with respect to those Material Contracts listed in Section 3.11(a) of the Target Disclosure Schedule in connection with the Merger (the "MATERIAL CONSENTS").

         Section 5.6 Other Negotiations. Target will not (and it will not permit any of its officers, directors, employees, agents and Affiliates on its behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Acquiror) regarding any acquisition of Target or its Subsidiaries, any merger or consolidation with or involving Target or its Subsidiaries, or any acquisition of any material portion of the stock or assets of Target or its Subsidiaries or any material license of Target Proprietary Rights (any of the foregoing being referred to in this Agreement as an "ACQUISITION TRANSACTION") or enter into an agreement concerning any Acquisition Transaction with any party other than Acquiror. If between the date of this Agreement and the termination of this Agreement pursuant to
Section 9.1, Target or its Subsidiaries receive from a third party any offer or indication of interest regarding any Acquisition Transaction, or any request for information regarding any Acquisition Transaction, Target shall (i) notify Acquiror immediately (orally and in writing) of such offer, indication of interest or request, including the identity of such party and the full terms of any proposal therein, and (ii) notify such third party of Target's obligations under this Agreement.

                                   ARTICLE VI

               PRECLOSING AND OTHER COVENANTS OF ACQUIROR AND SUB

         Section 6.1 Advice of Changes. Acquiror and Sub will promptly advise Target in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Acquiror or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

         Section 6.2 Reservation of Acquiror Common Stock. Acquiror shall reserve for issuance, out of its authorized but unissued capital stock, the maximum number of shares of Acquiror Common Stock as may be issuable upon exercise of Target Options pursuant to the Merger. Acquiror shall cause such shares of Acquiror Common Stock to be authorized for listing on the Nasdaq National Market ("NASDAQ").

         Section 6.3 Satisfaction of Conditions Precedent. Acquiror and Sub will use their best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.3, and Acquiror and Sub will use their best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         Section 6.4 Financing. Acquiror and Sub shall maintain sufficient cash funds to enable them to acquire all of the issued and outstanding Target Capital Stock on a fully diluted basis pursuant to the Merger and to pay all fees and expenses payable by Acquiror and Sub related to the transactions contemplated by this Agreement.

         Section 6.5 Offer Letters. Acquiror shall deliver offer letters regarding employment by Acquiror to those individuals listed in Schedule 7.1.

                                  ARTICLE VII

                                OTHER AGREEMENTS

         Section 7.1 Waivers. Target shall obtain waivers of the Executive Employment Agreements and the acceleration provisions of those Target Options held by those full-time employees of Target set forth on Schedule 7.1, except to the extent provided in an offer letter delivered by Acquiror pursuant to Section 6.5.

         Section 7.2 No Public Announcement. The parties have agreed upon the form and substances of a joint press release announcing the consummation of the Merger, which shall be issued at a time and in a manner mutually agreed upon. Other than such joint press release, the parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger; provided, however, that either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

         Section 7.3 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Target and Acquiror shall use their respective best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

         Section 7.4 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         Section 7.5 Escrow Agreement. On or before the Effective Date, the parties hereto shall exercise their best efforts to cause the Escrow Agent (as defined in Section 10.2) and the Stockholders' Agents (as defined in Section 10.7) to enter into an Escrow Agreement in substantially the form attached hereto as Exhibit C.

         Section 7.6 Letters of Transmittal. On or before the Closing, the parties hereto shall exercise their best efforts to cause Target Stockholders holding at least 92% of the Target Capital Stock to execute and deliver Letters of Transmittal to Acquiror.

         Section 7.7 FIRPTA. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Target shall provide to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

         Section 7.8 HSR Act Filing. Acquiror and Target shall promptly make their respective filings, and shall thereafter make any required submissions, under the HSR Act with respect to the Merger and shall cooperate with each other with respect to the foregoing. Target shall not participate in any meeting with the Federal Trade Commission or Department of Justice in respect of the filing of Target under the HSR Act or any review by either of the foregoing agencies without giving Acquiror prior notice of such meetings and offering Acquiror the opportunity to attend and participate in such meetings. Both Acquiror and Target shall take all reasonable actions necessary to cause the expiration of the notice periods under the HSR Act as promptly as possible after the execution of this Agreement.

         Section 7.9  Target Stock Options and Warrants.

                 (a) Subject to the provisions of this Section 7.9, at and as of the Effective Time of the Merger, Acquiror will assume the Target Options and all obligations of Target under the Target Option Plans. In furtherance of the foregoing, Target agrees to use its best efforts to cause holders of Target Options issued under the 1992 Stock Option Plan and the 1996 Stock Option Plan to waive their rights, as necessary to permit Acquiror's assumption of their options, under such plans and agree to the assumption of their Target Options by Acquiror. Each Target Option so assumed by Acquiror under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Target Option Plans and in the other documents governing such Target Option immediately prior to the Effective Time of the Merger. Each Target Option shall be converted into an option to acquire a fraction of an option to purchase Acquiror Common Stock (an "ACQUIROR STOCK OPTION") equal to the Per Share Consideration divided by $28.0626, the average of the closing price of the Acquiror Common Stock (the "ACQUIROR COMMON STOCK PRICE") as reported on Nasdaq for the five trading days immediately preceding the date of this Agreement (the "OPTION EXCHANGE RATIO"). The exercise price of the assumed Target Options will be equal to the existing price divided by the Option Exchange Ratio.

                 (b) Qualification as ISOs. It is the intention of the parties that each assumed Target Option qualify as an "incentive stock option" within the meaning of Section 422 of the Code ("ISOS") to the extent that such Target Option constituted an ISO immediately prior to the Effective Time of the Merger. No assumed Target Option will entitle the holder thereof to any additional benefits within the meaning of Section 424(a)(2) of the Code that were not available prior to such assumption.

                 (c) Documentation. After the Effective Time of the Merger, Acquiror shall issue to each holder of an outstanding Target Option, upon the surrender to Acquiror, a document evidencing the foregoing assumption by Acquiror.

                 (d) Registration. Acquiror will file a Registration Statement covering the shares of Acquiror Common Stock issuable upon the exercise of Target Options and will use its best efforts to cause such shares to be registered under the Securities Act within fifteen (15) days after the Closing Date on Form S-8 and to maintain such registration in effect until the exercise or termination of the Target Options; provided, however, that the parties acknowledge that:

(i) Acquiror has, as of the date of this Agreement, a pending Confidential Treatment Request before the Commission, and (ii) Acquiror must resolve such Request prior to filing a Registration Statement pursuant to this Section 7.9(d).

         Section 7.10 Employee Benefits. Acquiror shall continue Target's employee benefit plans (not including stock option plans) as currently in effect immediately following the Effective Time; Acquiror and Target shall cooperate with each other over the twelve months following the Effective Time to determine benefits for Employees of Target and its Subsidiaries which are in the aggregate are no less favorable to such employees than those provided from time to time by Acquiror and its Subsidiaries to similarly situated employees. Acquiror shall consider the Effective Date the date of hire of record for all Target employees for purposes of determining such employees' eligibility date for participation in Acquiror's CSI Program. Such employees' date of hire by Target will be deemed their "seniority date" for purposes of computing normal vacation time and five year plaque purposes.

         Section 7.11 Subordinated Debt. Neither Target nor its Subsidiaries shall repay any outstanding long term subordinated debt prior to the Closing; however, such debt and all or part of any prepayment charge, premium or penalty may be canceled in connection with the exercise of the Target Warrants. Acquiror shall repay such debt (to the extent still outstanding) concurrently with the Closing, including any prepayment charge, premium or penalty.

                                  ARTICLE VIII

                              CONDITIONS TO MERGER

         Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                 (a)      Approvals.  Other than the filings provided for by
Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained; including, without limitation, such approvals, waivers and consents as may be required under the HSR Act.

                 (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting conduct or operation of the business of Acquiror or the Surviving Corporation after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

         Section 8.2 Additional Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Acquiror and Sub:

                 (a) Stockholder Approval. At least ninety-two percent (92%) of the shares held by stockholders of Target entitled to vote on or consent to this Agreement and the Merger in accordance with Massachusetts Law and Target's Articles of Organization shall have been voted in favor of this Agreement and the Merger.

                 (b) Representations and Warranties. The representations and warranties of Target set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Acquiror shall have received a certificate signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

                 (c) Performance of Obligations of Target. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Acquiror shall have received a certificate signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

                 (d) Conversion of Target Preferred Stock and Target Warrants. All outstanding shares of Target Preferred Stock shall have been converted into shares of Target Common Stock and all Target Warrants shall have been exercised for Target Common Stock.

                 (e) Escrow Agreement. The Escrow Agent and Stockholders' Agents shall have executed and delivered to Acquiror the Escrow Agreement and such agreement shall remain in full force and effect.

                 (f) Letters of Transmittal. Each stockholder of Target who is listed on Schedule A shall have executed and delivered to Acquiror a Letter of Transmittal.

                 (g) Opinion of Target's Counsel. Acquiror shall have received an opinion dated the Closing Date of Hutchins, Wheeler & Dittmar, A Professional Corporation, counsel to Target, as to substantially the matters attached hereto as Exhibit D.

                 (h) Approvals. All authorizations, consents (including the Material Consents), or approvals of, or notifications to any third party, required by Target's or its Subsidiaries' contracts, agreements or other obligations in connection with the consummation of the Merger shall have occurred or been obtained.

                 (i) Termination of Agreements; Option Assumption Agreements. Target shall have obtained the waivers described in Section 7.1. Holders of Target Options issued under the 1992 Stock Option Plan and the 1996 Stock Option Plan shall have waived, as necessary to permit Acquiror's assumption of their options, their rights under such plans and agreed to the assumption of their Target Options by Acquiror. Target shall also terminate those agreements listed on Schedule 8.2(i).

                 (j) Board Resignations. Target shall have received written letters of resignation from the Target Board of Directors from each of the current members of such Board, in each case effective at the Effective Time.

                 (k) No Material Adverse Effect. Target shall not have suffered any Material Adverse Effect between December 31, 1997 and the Closing Date; provided, however, that monthly revenues shall not be considered to have suffered a Material Adverse Effect if such revenues are not materially adversely changed from the average of the corresponding months within each quarter of fiscal 1997, and provided further that Material Adverse Effect for this purpose shall exclude the impact of events directly related to announcement of the Merger by Acquiror in accordance with Section 7.2 of this Agreement on Target's business.

                 (l) Employment. As of the Closing Date, not less than eighty-five percent (85%) of Target's employees and not less than twenty of the twenty-five most highly compensated employees will have signed, and not taken any action or expressed any intent to terminate or modify an offer letter accepting employment with Acquiror together with and such other agreements as are customarily executed by new employees of Acquiror or Sub or other affiliates in form and content satisfactory to Target.

                 (m) Intellectual Property Ownership. Target and its Subsidiaries have secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target and its Subsidiaries do not already own by operation of law.

                 (n) Audited Financial Statements. Target shall have delivered to Acquiror audited financial statements for the period ended December 31, 1997, which financials shall contain either (i) an unqualified auditor's opinion, or (ii) a qualified ("going concern") auditor's opinion; provided that if a qualified auditor's opinion is delivered, it shall only be qualified due to (a) Target's default under its Fleet Bank credit arrangements,
(b) lack of operating income and insufficient credit line to sustain operations through the current year or (c) the drain on Target's cash position resulting from payments made to the holders of Target Preferred Stock (by virtue of such Target Preferred Stock holdings).



         Section 8.3 Additional Conditions to Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Target:



                 (a) Representations and Warranties. The representations and warranties of Acquiror and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Target shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

                 (b) Performance of Obligations of Acquiror and Sub. Acquiror and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Target shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

                 (c) Opinion of Acquiror's Counsel. Target shall have received an opinion dated the Closing Date of Venture Law Group, A Professional Corporation, counsel to Acquiror, as to substantially the matters attached hereto as Exhibit E.

                 (d) Offer Letters. Acquiror shall have delivered offer letters regarding employment by Acquiror to those individuals listed in
Schedule 7.1.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                 (a)      by mutual written consent of Acquiror and Target;

                 (b) by either Acquiror or Target, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action shall not have complied with its respective obligations under Sections 5.5 or 6.3 of this Agreement, as the case may be;

                 (c) by Acquiror or Target, by giving written notice to the other party, if the other party is in material breach of any representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 20 business days following receipt by the breaching party of written notice of such breach by the other party;

                 (d) by Acquiror, by giving written notice to Target, if the Closing shall not have occurred on or before July 15, 1998 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by Acquiror of any representation, warranty, or covenant of Acquiror contained in this Agreement);

                 (e) by Target, by giving written notice to Acquiror, if the Closing shall not have occurred on or before July 15, 1998 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Target of any representation, warranty, or covenant of Target contained in this Agreement); or

                 (f) by Acquiror, by giving written notice to Target, if the required approvals of the stockholders of Target contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required consents or votes upon a vote taken by written consent or at a meeting of stockholders, duly convened therefor or at any adjournment thereof.

         Section 9.2 Effect of Termination; Break-Up Fees. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Acquiror, Target, Sub or their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the breach by any such party of any of its representations, warranties or covenants set forth in this Agreement. In the event of termination of this Agreement by Target pursuant to Sections 9.1(c) or 9.1(e) as a result of a breach on the part of Acquiror of a representation, warranty, covenant or agreement in this Agreement, Acquiror shall pay Target a break-up fee of $3,000,000; provided Target is not also in breach of this Agreement. The parties hereby acknowledge that the damages that may be sustained by Target, its officers, directors, Subsidiaries and Affiliates in the event of a breach of this Agreement by Acquiror are difficult to ascertain, and each party hereby agrees that the break-up fee set forth above is fair and reasonable and, in light of the difficulty of determining actual damages, represents a prior agreement among the parties as to appropriate liquidated damages in the event of Acquiror's breach of this Agreement and constitutes payment for all damages or other claims associated with such breach. Such break-up fee shall be paid by Acquiror to Target within ten (10) business days following termination of this Agreement for such breach.

         Section 9.3      Fees and Expenses.

                 (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including Target's legal, investment banking and accounting fees and expenses, shall be paid by Acquiror at Closing provided such amounts are invoiced in full at the Closing; provided, however, that Target's and its Subsidiaries' legal and accounting fees and expenses related to the transaction shall not exceed $100,000 and that Target's and its Subsidiaries' investment banking fees and expenses related to the transaction shall not exceed $1,100,000, such fees and expenses to be invoiced in full at the Closing. Target and its Subsidiaries shall use their best efforts to consummate the Merger within such budget and shall not enter into any agreement inconsistent with such budget. To the extent that fees and expenses exceed the amounts provided above, they shall be treated as reductions in the Merger Consideration. In the event that the Merger Consideration is not so reduced, for any reason, then such excesses shall be treated as claims against the Escrow Consideration.

                 (b) In the event that the Merger is not consummated, each party shall pay its own fees and expenses, including, without limitation, all legal, investment banking and accounting fees.

                                   ARTICLE X

                           ESCROW AND INDEMNIFICATION

         Section 10.1     Indemnification.

                 (a) Notwithstanding any investigation at any time with regard thereto by or on behalf of any party to this Agreement, from and after the Effective Time and subject to the limitations contained in Section 10.2, the Former Target Stockholders will, pro rata, in accordance with their Pro Rata Portion, indemnify and hold Acquiror harmless against any loss, expense, liability or other damage, including attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively "DAMAGES") that Acquiror has incurred by reason of (i) the breach by Target of any representation, warranty, covenant or agreement of Target contained in this Agreement that occurs or becomes known to Acquiror, or (ii) any breach of Sections 3.1, 3.4, 3.5(d), 3.5(e), 3.8(e), 3.9(b), 3.11(b), 3.20 (to the extent of cross-references to Sections 3.11(b) and 3.8) or 3.22, without regard to any qualifier or exception thereto taken in the Target Disclosure Schedule.

                 (b) In addition, the Former Target Stockholders, severally on a pro rata basis, shall hold harmless and indemnify Acquiror from and against, and shall compensate and reimburse Acquiror for any Damages which are suffered or incurred by Acquiror or to which Acquiror may otherwise become subject at any time only to the extent that such Damages (i) arise from or as a result of fraud by Target or any Former Target Stockholder or (ii) relate to a breach of Section 3.5 of the Merger Agreement for as long as the representations contained in Section 3.5 of the Merger Agreement survive pursuant to Section 11.1 of the Merger Agreement (each such breach a "SPECIFIED BREACH").

         Section 10.2     Escrow Fund.  As security for the indemnities in
Section 10.1, as soon as practicable after the Effective Date, the Escrow Consideration shall be deposited with Chase Trust Company of California as escrow agent (the "ESCROW AGENT"), such deposit to constitute the Escrow Fund (the "ESCROW FUND") and to be governed by the terms set forth in this Article X and in the Escrow Agreement. Except as otherwise contemplated by this Agreement and the Escrow Agreement, the indemnification obligations of the Former Target Stockholders pursuant to this Article X shall be limited to the amount and assets deposited and present in the Escrow Fund and Acquiror shall not be entitled to pursue any claims for indemnification under this Article X against the Former Target Stockholders directly or personally and the sole recourse of Acquiror shall be to make claims against the Escrow Fund in accordance with the terms of the Escrow Agreement. Nothing in this Agreement, however, shall limit in any manner (whether by time, amount, procedure or otherwise), any remedy at law or in equity to which Acquiror may be entitled as a result of a Specified Breach.

         Section 10.3 Escrow Period. The Escrow Fund shall terminate on March 31, 1999 (the period from the Closing to such date referred to as the "ESCROW PERIOD"), provided, however, that the amount of Escrow Consideration, which, in the reasonable judgment of Acquiror (as supported by the Officer's Certificate delivered pursuant to Section 10.4, together with any updates thereto delivered prior to the expiration of the Escrow Period in accordance with Section

10.4 hereof), subject to the objection of the Stockholders' Agents and the subsequent resolution of the matter in the manner provided in Section 10.6, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent and the Stockholders' Agents prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved.
Amounts released from the Escrow Fund (other than to Acquiror) shall be paid or distributed pro rata among the Holders (as defined in the Escrow Agreement) based upon their respective percentage interests therein at the time.

         Section 10.4 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of Acquiror (an "OFFICER'S CERTIFICATE"):

                          (i)     Stating the aggregate amount of Acquiror's
Damages or an estimate thereof, in each case to the extent known or determinable at such time, and,

                          (ii)    Specifying in reasonable detail the
individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 10.5 and
10.6 hereof, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, the Escrow Consideration having a value equal to such Damages all in accordance with the Escrow Agreement and Section 10.5 below.

         Section 10.5 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agents (as defined in Section 10.7 below) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of the Escrow Consideration pursuant to
Section 10.3 unless the Escrow Agent shall have received written authorization from the Stockholders' Agents to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Consideration in the Escrow Fund in accordance with Section 10.3, provided, however that no such delivery may be made if the Stockholders' Agents shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

         Section 10.6     Resolution of Conflicts.

                 (a) In case the Stockholders' Agents shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Stockholders' Agents. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders' Agents and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agents and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Consideration from the Escrow Fund in accordance with the terms of the memorandum.

                 (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders' Agents may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror (on the one hand) and the Stockholders' Agents (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.3, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

                 (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association. The non- prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys' fees and costs, incurred by the prevailing party to the arbitration.

         Section 10.7     Stockholders' Agents.

                 (a) By virtue of approving this Agreement and the Merger, the Target Stockholders shall be deemed to have constituted and appointed John
A. Blaeser and Christopher Lynch as agents (the "STOCKHOLDERS' AGENTS") for and on behalf of the Former Target Stockholders to give and receive notices and communications, to authorize delivery to Acquiror of the Escrow Consideration or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to negotiate, compromise and settle claims involving the Escrow Agent under the Escrow Agreement, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agents for the accomplishment of the foregoing. All actions of the Stockholders' Agents shall be taken jointly, not individually. Such agency may be changed by the holders of a majority in interest of the Escrow Consideration from time to time upon not less than five (5) days' prior written notice to Acquiror. No bond shall be required of the Stockholders' Agents, and the Stockholders' Agents shall receive no compensation for services. Notices or communications to or from the Stockholders' Agents shall constitute notice to or from each of the Former Target Stockholders.

                 (b) The Stockholders' Agents shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Former Target Stockholders shall severally and pro rata, in accordance with their Pro Rata Portion, indemnify the Stockholders' Agents and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agents and arising out of or in connection with the acceptance or administration of their duties hereunder under this Agreement or the Escrow Agreement.

                 (c) The Stockholders' Agents shall have reasonable access to information about Target and Acquiror and the reasonable assistance of Target's and Acquiror's officers and employees for purposes of performing their duties and exercising their rights under this Article X, provided that the Stockholders' Agents shall treat confidentially and not disclose any nonpublic information from or about Target or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

         Section 10.8 Actions of the Stockholders' Agents. A decision, act, consent or instruction of the Stockholders' Agents shall constitute a decision of all of the Former Target Stockholders for whom consideration otherwise payable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Former Target Stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agents as being the decision, act, consent or instruction of each and every such Former Target Stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agents.

         Section 10.9 Claims for Specified Breaches. In the event Acquiror decides to pursue a claim for Damages resulting from a Specified Breach, Acquiror shall notify the Former Target Stockholders of such claim through an Officer's Certificate, and the parties shall then proceed to resolve the claim in accordance with the procedures set forth in Sections 10.5 and 10.6.

         Section 10.10    Third Party Claims.

                 (a) As soon as practicable after receipt of notice of commencement of any action by any third party evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, Acquiror shall give the Stockholders' Agents written notice thereof together with a copy of such claim, process or other legal pleading, and the Stockholders' Agents shall have the right to undertake the defense, settlement, compromise or other disposition thereof through a legal representative of the Stockholders' Agents own choosing. The reasonable fees or expenses of the Stockholders' Agents incurred in connection with the defense of such claim, up to $100,000 in the aggregate for all claims under this Section 10.10, shall be promptly reimbursed or paid out of the Escrow Fund; provided, however, that to the extent the fees or expenses of the Stockholders' Agents exceed $100,000 in the aggregate, and if a portion of the Escrow Consideration becomes available for release to the Former Target Stockholders at the conclusion of the Escrow Period, then the Stockholders' Agents shall be entitled to receive their excess fees and expenses prior and in preference to any distribution of the Escrow Consideration to the Former Target Stockholders.

                 (b) In the event that the Stockholders' Agents, by the thirtieth day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), do not elect to defend against such claim, Acquiror (upon further notice to the Stockholders' Agents) will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Former Target Stockholders. The reasonable costs of defense of any third party action or claim shall be paid from the Escrow Fund.

                 (c) Notwithstanding Sections 10.10(a) and (b), Acquiror shall have the right to retain control of the defense of any third party action or claim described in Section 10.10(a) which involves potential Damages in excess of the value of the Escrow Consideration remaining in the Escrow Fund or could reasonably be expected to affect Acquiror's on-going operations.

         Section 10.11    Other Agreements.  Notwithstanding the provisions of
Section 10.1:

                 (a) The Former Target Stockholders shall not be liable for Damages to Acquiror hereunder until the aggregate amount of all such obligations exceeds $250,000, at which time the Former Target Stockholders shall become liable for all such obligations relating back to the first dollar of Damages (not merely those Damages in excess of $250,000), and all such Damages will become due and payable.

                 (b) Target's accounts payable balance at the Effective Time will be compared with such balance at December 31, 1997, and if the balance at the Effective Time is greater than the balance at December 31, 1997, then:

                          (i)     if the excess is less than or equal to
$200,000, then the Former Target Stockholders shall not be liable for Damages to Acquiror with regard to such balance;

                          (ii)    if the excess is greater than $200,000, then
the Former Target Stockholders shall become liable for the full amount of such excess relating back to the first dollar of the excess (not merely the amount in excess of $200,000), and such amount shall constitute Damages hereunder.

         Any Damages constituted under this Section 10.11(b) shall be treated in accordance with Section 10.11(a) above.

                 (c) Acquiror acknowledges that Target has not established any warranty reserves in its financial statements for product or service claims warranted under this Agreement. Accordingly, Acquiror agrees that the Former Target Stockholders shall not be liable for "warranty claims" incurred by Acquiror, where "warranty claims" shall be defined as any costs incurred related to any product or service in which an excess of 90% of the revenue associated with such product or service has been previously recognized, which costs are required to either (a) fulfill expressed or implied warranty obligations or (b) result in customer acceptance of products or services. Further, such costs shall not be considered "warranty claims" if the costs result in gross margins of no less than those gross margins on similar products or services realized during the year ended December 31, 1997.

         Section 10.12 Distribution of Earnings on Escrow Consideration. On January 15, 1999, an amount equal to forty-five percent (45%) of the earnings accumulated on the Escrow Consideration (over the $7 million initial Escrow Consideration) while held in the Escrow Fund shall be distributed to the Former Target Stockholders, pro rata in accordance with their percentage interest therein.



                                   ARTICLE XI

                                 MISCELLANEOUS

         Section 11.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of Target contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Acquiror until March 31, 1999, except for the representations contained in Section 3.5, which shall survive until the expiration of any applicable statute of limitations under applicable law. If Escrow Consideration or other assets are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained Escrow Consideration or other assets relate. All representations, warranties, covenants and agreements of Acquiror contained in this Agreement shall terminate as of the Effective Time, provided that the covenants and agreements contained in Sections 7.9 and 9.3 shall survive the Closing and shall continue in full force and effect.

         Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a)                if to Acquiror or Sub:
                          Aspect Telecommunications Corporation
                          1160 Ridder Park Drive
                          San Jose, CA  95131
                          Attention:  Chairman and CEO
                          Fax No:  (408) 325-2260
                          Telephone No:  (408) 325-2200
                 with a copy at the same address to the attention of the General Counsel and with a copy to:



                           Venture Law Group
                           A Professional Corporation
                           2800 Sand Hill Road
                           Menlo Park, California  94025
                           Attention:  Jon E. Gavenman
                           Fax No:  (650) 233-8386
                           Telephone No:  (650) 854-4488


            (b)            if to Target, to:


                           Voicetek Corporation
                           19 Alpha Road
                           Chelmsford, MA  01824
                           Attention:  President and CEO
                           Fax No:  (508) 250-9393
                           Telephone No:  (508) 250-9378


                 with a copy to:


                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                           101 Federal Street
                           Boston, MA 02110
                           Attention:  Anthony J. Medaglia, Jr.
                           Fax No:  (617) 951-1295
                           Telephone No:  (617) 951-6600



         Section 11.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement they shall be deemed to be followed by the words "WITHOUT LIMITATION." Where representations or warranties are qualified by knowledge, information, belief or awareness of Target, unless expressly provided to the contrary, such statements are deemed to include a statement that such knowledge, information, belief or awareness has been acquired after due and careful inquiry in respect of the relevant subject matter of such representations or warranty.

         Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 11.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Transaction Documents (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto (including without limitation any employees of Target or its Subsidiaries) any rights or remedies hereunder.

         Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California as applied to agreements made and performed in California by residents of California, without regard to any applicable conflicts of law principles.

         Section 11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 11.8 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Target, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 11.9 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         Section 11.10    Arbitration.   Subject to Section 11.11, in the event
of any dispute arising under this Agreement, the parties agree to submit the resolution of such dispute to binding arbitration. Such arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association, shall take place in Chicago, Illinois and shall be adjudicated by three arbitrators, each of whom shall be a member of the American Arbitration Association. One of such arbitrators shall be appointed by Target, one of such arbitrators shall be appointed by Acquiror and the third of such arbitrators shall be selected mutually by the two arbitrators. Such arbitration shall take place as soon as practicable following the occurrence of any dispute. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrators, as follows: exchange of witness lists and copies of documentary evidence and documents related to or arising out of issues to be arbitrated, and depositions of all party witnesses, and such other depositions as may be allowed by the arbitrators, upon a showing of good cause, provided that the total number of depositions requested by each side shall not exceed three. The costs of such arbitration, including legal fees and expenses of each party, shall be borne by the losing party.

         Section 11.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (i) if Acquiror or Sub is seeking relief, then in the courts of the Commonwealth of Massachusetts or the United States for the District of Massachusetts, or (ii) if Target or the Target Stockholders are seeking relief, then in the courts of the State of California located in Santa Clara County, California or of the United States for the Northern District of California this being in addition to any other remedy to which such party may be entitled at law or in equity. By each party's execution and delivery hereof, such party hereby irrevocably submits to the jurisdiction of any such court in connection with any such suit or proceeding, irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement, and each party irrevocably waives personal service of any summons, complaint or other process which may be made by any other means permitted by California or Massachusetts law as the case may be, and irrevocably consents to service pursuant to the notice provisions of
Section 11.2 hereof. EACH PARTY HERETO FURTHER HEREBY IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT HEREUNDER.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, Acquiror, Sub and Target have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                     ASPECT TELECOMMUNICATIONS CORPORATION

                                     By: /s/  James R. Carreker
                                        ---------------------------------------

                                     Title: Chairman/Chief Executive Officer
                                            -----------------------------------



                                     VENUS ACQUISITION

                                     CORPORATION

                                     By: /s/  James R. Carreker
                                        ---------------------------------------

                                     Title:  President
                                            -----------------------------------



                                     VOICETEK CORPORATION


                                     By:      /s/  Sheldon Dinkes
                                        ---------------------------------------


                                     Title:  President/Chief Financial Officer
                                           ------------------------------------




                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]